FOR MORE INFORMATION:

Company Contact

Michael R. Cox

Chief Financial Officer

Phone:  765.497.5829

mcox@BASinc.com

Agency Contact

Neil Berkman

Berkman Associates

Phone:  310.477.3118

info@berkmanassociates.com

BASi Announces Restructuring Plan

Expected To Save More Than $2 Million Annually

WEST LAFAYETTE, Indiana — March 2, 2012 — Bioanalytical Systems, Inc. (NASDAQ: BASI) (BASi) announced today that it plans to restructure its bioanalytical laboratory operations, a program expected to reduce operating costs by more than $2 million annually. BASi said that it plans to consolidate its laboratory in McMinnville, Oregon into its 117,000 square foot headquarters facility in West Lafayette, Indiana. Additionally, the Company is evaluating actions to improve the financial performance of its laboratory in Warwickshire, UK. The Company expects to record a charge of approximately $1.9 million in its second fiscal quarter ending March 31, 2012 associated with the restructuring.

President and CEO Tony Chilton said, "BASi is known for providing outstanding bioanalytical services for our clients. By eliminating redundancies in expensive laboratory equipment and improving laboratory utilization, we expect this restructuring to strengthen our ability to meet our clients' needs even as it dramatically reduces our operating costs.

"We are pleased to announce that Dr. Lori Payne, PhD, who joined BASi in 2003 as general manager of our Oregon laboratory, has accepted the position of Vice President, Bioanalytical Operations, in our West Lafayette location. Lori has done an outstanding job of improving efficiency and reducing costs at our Oregon facility, and we are excited to have her join our senior management team in this key position."

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.